EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

ONAR Holding Corporation

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-   ) of our report dated April 15, 2025, relating to the consolidated balance sheets of ONAR Holding Corporation (the “Company”) as of December 31, 2024, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended December 31, 2024 and the related notes (collectively referred to as the “financial statements”) which are included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, filed on April 15, 2025 (as amended on May 5, 2025).

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

San Mateo, California

PCAOB ID: 1171

July 9, 2025